Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 35 to the registration statement on Form N-1A (“Registration Statement”) of our report dated August 29, 2012, relating to the financial statements and financial highlights which appears in the June 30, 2012 Annual Report to Shareholders of Pyxis Long/Short Equity Fund (formerly Highland Long/Short Equity Fund), Pyxis Long/Short Healthcare Fund (formerly Highland Long/Short Healthcare Fund), and Pyxis Floating Rate Opportunities Fund (formerly Highland Floating Rate Opportunities Fund) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

October 29, 2012